Board of Directors
Minnesota Corn Processors and Consolidated Entities

We consent to the use of our report included herein and to the references to our firm under the headings "Summary Financial Information", "Selected Financial Data", and "Experts" in the Information Statement-Prospectus.


                                       /s/  Clifton Gunderson L.L.C.


                                        Clifton Gunderson L.L.C.

Marshfield, Wisconsin
January 26, 1999